Exhibit 99

November 14, 2007

Dear Stockholder:

Enclosed you will find an article that appeared in the November 6, 2007, Wall Street Journal.

This article sums up why I believe the farm economy will be a three to five year growth story over today. I also believe the mining business will stay strong for three to five years out. Anyone who is in manufacturing today in the U.S.A. should also see growth because of the dollar being where it is.

If you are ever in the area of one of Titan’s production facilities please stop in for a tour. Titan’s facilities are located in Quincy, Illinois; Freeport, Illinois; Des Moines, Iowa; Bryan, Ohio, and Saltville, Virginia.

Best regards,

/s/ Maurice Taylor Jr.

Maurice Taylor Jr.
Chairman/CEO
Titan International Inc.

TITAN INTERNATIONAL INC.
2701 SPRUCE STREET • QUINCY, ILLINOIS 62301
(217) 228-6011 • FAX: (217) 228-3166

Wall Street Journal
November 6, 2007; Page D5

Farm Output Struggles to Match Demand
By Lauren Etter

Agricultural production is struggling to keep pace with demand as diets improve around the world and agricultural products become more central to energy markets, according to a report being released today by Credit Suisse Group.
The structural changes in agriculture markets mean commodity prices, and therefore consumer food prices, will continue to stay aloft over coming years, with emerging markets feeling more of the burden since a larger slice of their spending is more heavily weighted toward food, the report says. However, net agriculture exporters, like Brazil and Malaysia, and foreign food companies with lower labor costs could benefit.
Demand is largely being driven by changing dietary habits, the report says, as growing populations in developing countries consume more meat and more calories. Exacerbating the situation is the advent of biofuels. The report estimates that crops grown to meet government biofuel mandates world-wide will account for 12% of total arable and permanent cropland over the next 10 to 15 years, up from about 2% today.
The change in dietary patterns alone means food production needs to grow at 2.5% per year just to keep pace over the next five to eight years, the report says. To meet global food and biofuels demand, overall agricultural production will need to grow 3.3% annually. Historically, global food production has risen 2.3% annually.
Rising commodity prices are likely to continue pressuring food processors’ profit margins even though the report notes that on average only about 20% of the value of an individual food item is directly related to commodity prices, or farm value. The remaining 80% largely goes to labor, transportation and packaging. Companies with strong brand recognition will be insulated more than less-branded businesses.
A kernel of good news for biofuels producers: Over the next year, low ethanol prices could recover with the addition of new ethanol markets in the Southeast and improved biofuels transportation and blending infrastructure. However, corn prices are expected to stay high.
Adding pressure to current demand is a slowing growth rate in land availability due to land degradation and urbanization. The amount of arable land in China has dropped about 6% over the past decade because of urbanization. In the U.S., some potentially productive cropland will likely remain tied up in what is known as the Conservation Reserve Program, which sets aside crop land to protect the environment.
The limited ability to access new land for agricultural purposes means more emphasis will likely be placed on genetically modified products, which could help boost yields for food and energy crops. Also the increasing demand for biofuels could pressure countries to reduce their biofuels mandates as a way to alleviate pressure on food prices. Already China has reduced its biofuels target to two million tons of biofuels production by 2010, down from five million tons.